EXHIBIT 99.1

Salt Lake City, Utah - The outcome of the U.S. Food & Drug Administration’s (FDA or Agency) lawsuit filed in August 2004 was completely consistent with representations made since 2003 by Utah Medical Products, Inc. (UTMD or Company) in its public disclosures. For interested parties, this history can be accessed at http://www.utahmed.com or the SEC’s website. The facts simply did not support the FDA’s characterization of UTMD in the lawsuit which irresponsibly sought a court injunction to shut the Company down.

UTMD believes that the right thing for the FDA to do now is to clear UTMD’s slate with the Agency, and ensure that future inspections will be conducted fairly and honestly in compliance with the FDA’s IOM. Any Agency official involved in the recent effort to shut down UTMD should be recused from future involvement with UTMD. In addition, the FDA should immediately release the Certificates to Foreign Governments that they have withheld from UTMD since early 2003, damaging UTMD’s reputation and business activity overseas. Certificates to Foreign Governments were approved by Congress to encourage export of U.S. products and promote U.S. jobs.

CEO Kevin Cornwell states,
“We are relieved that this incredible four year long ordeal is over. It is important that we recognize and sincerely thank our supporters. First, I would like to thank our legal counsel, Mr. Dan Jarcho, Mr. Cass Christenson, Mr. Dan Russell and Mr. Larry Pilot of McKenna Long & Aldridge, LLP, Washington D.C. for their diligent and expert management of the litigation process. I would especially like to thank our employees for their pride in our high quality products and loyalty to the company during a very distressing experience. Most of all, I would like to thank our customers who continued to understand the value of our products for their patients, and allowed us to stay in business while we fought against the virtually unlimited power of a government agency with systemic corruption.”

On July 15, 2005, UTMD filed an administrative claim under the Federal Tort Claims Act with the U.S. Department of Health and Human Services (HHS) alleging abuse of process, and requesting restitution of litigation costs and lost profits. HHS has until approximately January 15, 2006 to consider the claim.

Mr. Cornwell further states,
“The formal record established at trial, in addition to extensive discovery in preparation for trial, provide incontrovertible evidence to support that this damaging experience and gross misuse of public resources was the product of major systemic deficiencies within the FDA. We have been both outraged and embarrassed that our government chose to retaliate and waste millions of taxpayer dollars because of UTMD’s sincere disagreement with observations and opinions made by FDA investigators and reviewers - none of whom have had the training, responsibility or experience to manufacture medical devices.

It is impossible to constructively resolve differences when one side simply shuts off all dialogue. For years, our repeated requests for feedback regarding our detailed written responses to largely sham FDA-483 observations were ignored. Our multiple appeals to supervisory personnel for productive open dialogue, and linkage of observations to the QSR, were ignored. Our request for non-binding mediation prior to filing of the lawsuit was ignored.

FDA’s mission in this case was not to protect public health, but to show 'who’s boss.' The industry should not tolerate dishonest and abusive regulators, who ultimately harm the quality and cost of healthcare. Without effective FDA management, a few incompetent and power-driven bureaucrats may run amok defaming an innocent company. Then others within the Agency fall into a 'group-think' disease state: this includes the CDRH, FDA Office of Chief Counsel and other levels of government. UTMD renews its request for a Congressional investigation that might lead to important reforms for the benefit of the American public.”

In early 2003, UTMD formally requested that FDA conduct an investigation of inspector bias. Although UTMD received a letter from the FDA Regional Director in August 2003 that stated, “I am advising you that our investigation of your allegations is now complete… have found no evidence of misconduct, wrongdoing, or bias in connection with the Denver District’s evaluation of the facts…,” deposition of FDA employees under oath during discovery for the now dismissed lawsuit made it clear that no investigation was ever done. Since the current verdict verifies that the Denver District’s evaluation of the “facts” was clearly wrong, UTMD believes that FDA should now assign an independent and honest official who will actually conduct the previously requested investigation.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of well-established, proven safe and effective, disposable and reusable specialty medical devices.